EXHIBIT 99.01

Neuralstem Announces a 1-for-13 Reverse Stock Split

GERMANTOWN, Md., Jan. 06, 2017 (GLOBE NEWSWIRE) -- Neuralstem, Inc. (Nasdaq:CUR), a biopharmaceutical company focused on the development of central nervous system therapies based on its neural stem cell technology, today announced a reverse stock split of its shares of common stock at a ratio of 1-for-13. The reverse stock split will become effective on Friday, January 6, 2017 after market close and shares of Neuralstem Inc. common stock will trade on a post-split basis on the Nasdaq Capital Market under the Company’s existing trading symbol, “CUR,” at the market open on Monday, January 9, 2017.

The reverse stock split enables Neuralstem to regain compliance with the $1.00 minimum bid price condition and thereby fulfill all of the NASDAQ Capital Market continued listing requirements.

“The reverse split along with the recent $20 million strategic investment has increased our shareholder equity, strengthened our capital structure, and allows us to satisfy all the Nasdaq listing requirements,” commented Rich Daly, Chairman and CEO, Neuralstem.  “Over the last year we have continued to execute on the new operational and clinical strategy to help increase shareholder confidence and interest in Neuralstem.  We look forward to focusing on providing our Phase 2 MDD clinical trial results this year.”

At the effect time of the reverse stock split, every thirteen (13) shares of Neuralstem common stock will be combined into one (1) share of common stock.  This will reduce the Company’s issued and outstanding common stock from approximately 143,427,149 million shares to approximately 11,032,858 million shares. Fractional shares will be rounded up to the nearest whole share and proportional adjustments will be made to the Company's outstanding stock options, warrants and equity incentive plans. The reverse stock split will not materially affect any stockholder's ownership percentage of the Company's common stock.

Additional information regarding Neuralstem Inc.’s reverse stock split is available in the definitive proxy statement, filed August 1, 2016, and the Current Report on Form 8-K to be filed with the U.S. Securities and Exchange Commission.

About Neuralstem

Neuralstem’s patented technology enables the commercial-scale production of multiple types of central nervous system stem cells, which are being developed as potential therapies for multiple central nervous system diseases and conditions.

Neuralstem’s technology enables the generation of small molecule compounds by screening hippocampal stem cell lines with its proprietary systematic chemical screening process.  The screening process has led to the discovery and patenting of molecules that Neuralstem believes may stimulate the brain’s capacity to generate new neurons, potentially reversing pathophysiologies associated with certain central nervous system (CNS) conditions.

The company has completed Phase 1a and 1b trials evaluating NSI-189, a novel neurogenic small molecule product candidate, for the treatment of major depressive disorder or MDD, and is currently conducting a Phase 2 efficacy study for MDD.

Neuralstem’s stem cell therapy product candidate, NSI-566, is a spinal cord-derived neural stem cell line. Neuralstem is currently evaluating NSI-566 in three indications: stroke, chronic spinal cord injury (cSCI), and Amyotrophic Lateral Sclerosis (ALS).

Neuralstem is conducting a Phase 1 safety study for the treatment of paralysis from chronic motor stroke at the BaYi Brain Hospital in Beijing, China.  In addition, NSI-566 was evaluated in a Phase 1 safety study to treat paralysis due to chronic spinal cord injury as well as a Phase 1 and Phase 2a risk escalation, safety trials for ALS.  Patients from all three indications are currently in long-term observational follow-up periods to continue to monitor safety and possible therapeutic benefits.

Cautionary Statement Regarding Forward Looking Information

This news release contains “forward-looking statements” made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements relate to future, not past, events and may often be identified by words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek” or “will.” Forward-looking statements by their nature address matters that are, to different degrees, uncertain. Specific risks and uncertainties that could cause our actual results to differ materially from those expressed in our forward-looking statements include risks inherent in the development and commercialization of potential products, uncertainty of clinical trial results or regulatory approvals or clearances, need for future capital, dependence upon collaborators and maintenance of our intellectual property rights. Actual results may differ materially from the results anticipated in these forward-looking statements. Additional information on potential factors that could affect our results and other risks and uncertainties are detailed from time to time in Neuralstem’s periodic reports, including the Annual Report on Form 10-K for the year ended December 31, 2015, and Form 10-Q for the nine months ended September 30, 2016, filed with the Securities and Exchange Commission (SEC), and in other reports filed with the SEC. We do not assume any obligation to update any forward-looking statements.

Contact:
Danielle Spangler
Investor Relations
Neuralstem, Inc
301.366.1481

Lori Rosen
Public Relations
LDR Communications
917.553.6808